RASTEGAR INCOME FUND Ill, INC.
FINANCIAL STATEMENTS
AUGUST 15, 2024

RASTEGAR INCOME FUND Ill, INC.
TABLE OF CONTENTS
Report of Independent Registered Public Accounting Firm 1
Financial Statements:
Balance Sheet 2
Notes to Financial Statements 3-5

Joseph Velocci, CPA, CGMA
Anthony Velocci, CPA
Nancy Colucco, CPA

ACCOUNTANTS &
ADVISORS
"Building Your Future"

Licensed in: New
Jersey Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Rastegar Income Fund Ill, Inc.
Austin, TX

Opinion on the Financial Statements
We have audited the accompanying balance sheet of Rastegar Income Fund Ill, Inc. (the Company) as of August
15, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August
15, 2024, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.
Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as Rastegar Income Fund Ill, Inc.'s auditor since 2024.
Jl/lJ-4 u ?4cflvu
Certified Public Accountants

Palm Beach Gardens, Florida
August 27, 2024

PHONE: (561) 867-0345 I 5100 PGA BOULEVARD, SUITE 309   PALM BEACH GARDENS, FL 33418
PHONE: (973) 620-9607  I  15 BROADWAY  DENVILLE, NJ 07834
PHONE: (973) 810-4210 I 54 MAIN STREET, SUITE 101   SUCCASUNNA, NJ 07876
WWW.JVAFIRM.COM I WWW.JVAFIRMFL.COM

RASTEGAR INCOME FUND Ill, INC.
BALANCE SHEET
AUGUST 15, 2024

ASSETS

Current Assets:
Cash and Cash Equivalents  $ 1,000

Total Current Assets  1,000

TOTAL ASSETS $ 1,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Note Payable  $ 1,000

Total Current liabilities  1,000

Commitments and Contingencies 0

Stockholders' Equity:
Common Stock, $0.01 Par Value, 75,000 Shares
Authorized, 0 Issued and Outstanding

Total Stockholders" Equity

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY

 0

 0

$ 1,000

The accompanying notes are an integral part of these financial statements.
Subject to the comments in the "Report of Independent Registered Public Accounting Firm". 2

RASTEGAR INCOME FUND Ill, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF AUGUST 15, 2024

NOTE 1 - DESCRIPTION OF BUSINESS

Rastegar is a real estate investment firm specializing in the creation and management of dynamic real estate portfolios. The company's approach focuses on acquiring, developing, and managing a diverse range of properties to generate consistent cash flow and long-term growth. Rastegar leverages market insights, data-driven strategies, and a keen understanding of real estate trends to identify high-potential investment opportunities. By diversifying across asset classes and geographies, the company aims to mitigate risk while maximizing returns for its investors.

In addition to itsfocus on financial performance, Rastegar emphasizes sustainable and community-oriented development. The firm prioritizes investments that enhance the value of properties and the quality of life for surrounding communities. Rastegar's projects often incorporate innovative design and technology to create modern, efficient, and environmentally-friendly spaces. Through its commitment to excellence and strategic investment, Rastegar aims to deliver both financial and social value, establishing itself as a leader in the real estate investment industry.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF EST/MATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Subject to the comments in the "Report of Independent Registered Public Accounting Firm". 3

     RASTEGAR INCOME FUND Ill, INC.
NOTES TO FINANCIAL STATEMENTS {CONT.)
AS OF AUGUST 15, 2024
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)
ACCOUNTS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES
Accounts receivable are stated net of an allowance for credit losses. Management estimates the allowance based on its historical experience of the relationship between actual bad debts and net credit sales and an analysis of specific customers, taking into consideration the age of past due accounts and assessment of the customer's ability to pay. There were no receivables or allowance for credit losses at August 15, 2024.

INCOME TAXES

Federal and state income taxes are accrued at the end of each year in accordance with applicable income tax laws.

Generally accepted accounting principles require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of August 15, 2024, there are no valuation allowances.

The Company adopted the recognition requirements for uncertain income tax positions as required by generally accepted accounting principles, with no cumulative effect adjustment required. Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more likely than not be sustained upon examination by taxing authorities. The Company has analyzed tax positions taken for filing with the Internal Revenue Service and all state jurisdictions where it operates. The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse affect on the Company's financial condition, results of operations or cash flows. Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at August 15, 2024.

The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Company believes it is no longer subject to income tax examinations for years prior to 2024. The Company's policy is to classify income tax related interest and penalties in office expense.
Subject to the comments in the "Report of Independent Registered Public Accounting Firm". 4

     RASTEGAR INCOME FUND Ill, INC.
NOTES TO FINANCIAL STATEMENTS {CONT.)
AS OF AUGUST 15, 2024

NOTE 3 - NOTE PAYABLE AND RELATED PARTY TRANSACTIONS

At August 15, 2024, the Company had an outstanding note payable to a related party in the amount of $1,000 and bears no interest. The entire amount is considered current and will be repaid as cash flow allows.

NOTE 4 - CONCENTRATIONS OF CREDIT RISKS

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents.

CASH AND CASH EQUIVALENTS
Under the Federal Deposit Insurance Corporation ("FDIC"} general deposit insurance rules coverage of at least $250,000 is available to depositors. The Company places its cash and cash equivalents with high credit quality financial institutions and makes short-term investments in high credit quality money market instruments of short-term duration. The Company maintains its cash and cash equivalents balances at one financial institution.

NOTE 5 - DATE OF MANAGEMENT'S REVIEW

The Company evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying financial statements consider events through August 27,
2024, the date these financial statements were available to be issued.

Subject to the comments in the "Report of Independent Registered Public Accounting Firm". 5